Exhibit 99.2

Innovative Solutions and Support
Q3 2020 Earnings Conference Call
Thursday, August 6, 2020, 10:00 AM Eastern

CORPORATE PARTICIPANTS Geoffrey Hedrick - Founder, Chairman, Chief Executive Officer Relland Winand - Secretary, Chief Financial Officer Shahram Askarpour - President

PRESENTATION

Operator

Welcome to the Innovative Solutions and Support Third 2020 Earnings Conference Call and Webcast. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key, followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then one, on your telephone keypad. To withdraw your question, please press star, then two. Please note, this event is being recorded.

I would now like to turn the conference over to Mr. Geoffrey Hedrick, Chairman and Chief Executive Officer. Please go ahead.

Geoffrey Hedrick

Good morning. This is Geoff Hedrick. Welcome to our conference call to discuss our performance for the third quarter of fiscal 2020, current business conditions, and our outlook for the coming year. Joining me is Shahram Askarpour, our President; and Relland Winand, our CFO.

Before I begin, I would like Rell to read the Safe Harbor message. Thank you.

Relland Winand

Thank you, Geoff, and good morning everyone. I would remind our listeners that certain matters discussed in the conference call today, including new products and operational and financial results for future periods are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially, either better or worse than those discussed. Including other risks and uncertainties reflected in our company's 10-K, which is on file with the SEC and other public filings.

Now, I'll turn the call back to Geoff.

Geoffrey Hedrick

Thank you Rell. Three years ago, I announced that we would change our approach to the market by focusing only on products in which we had both the performance and technologically driven price advantage. The resulting trending of our operating performance seems to vindicate our change in direction. The third quarter, we experienced a historical strong growth quarter, with revenues up 28% quarter-over-quarter and 30% from a year ago.

We generated sequential revenue growth in seven of the last eight quarters. In addition, revenues at this quarter, including production deliveries to our newest OEM customer Textron. We are pleased to be supplying Textron, our Thrust Sense auto throttle with lifeguard protection, on their new King Air 360 twin turboprop production aircraft. We intend to build on this relationship in our joint pursuit of retrofit and upgrades. Of the very large fleet of King Air's, expanding the number of production aircrafts to include a Thrust Sense auto throttle as standard equipment and upgrade existing fleets.

The company has the industry's first FAA Supplemental Type Certificate for its groundbreaking and patented Thrust Sense auto throttle system with lifeguard protection on 10 years, 200’s and 300’s with Rockwell's Proline 21 avionics. The full regime auto throttle Thrust Sense system with lifeguard VMCA protection is available for immediate retrofit and promoted at the Textron service centers, as well as all King Air maintenance facilities. This lifeguard feature can offer protection against catastrophic upsets, with the loss of an engine if the pilot fails to maintain adequate air speed.

Innovative Solutions and Support

Thursday, August 06, 2020, 10:00 AM Eastern

Excuse me for a second. In the process, we have overcome and continued to overcome many challenges, most notably the coronavirus pandemic. We remain focused in protecting our employees, partners, and customers and remain ever vigilant as to its potential effect on our end markets, supply chain, and other aspects of our business. To this date, the impact has been immaterial. I am extremely proud of our team and their ability to execute in these difficult circumstances.

Let me turn it over to Rell for financial details.

Relland Winand

Thank you, Geoff, and thank you all for joining us this morning. Revenues for third quarter of fiscal 2020 were $6 million, up 30% from a year ago, and also up on a sequential basis from $4.8 million in the second quarter of 2020. Growth this quarter was primarily in product revenue. We also had some engineering development revenue associated with final engineering on the F5 development contract, while customer service revenue was down from a year ago, mainly due to our prioritization of resource allocation.

Gross margins for the quarter were 57%, up from both 55% in the third quarter in 2019, as well from 47.5% in the second quarter of 2020. We indicated that the drop on last quarter's margins was going to be temporary as a result of product mix, an increase in warranty costs, and higher labor expense, as we staffed up ahead of future production demands. As anticipated, margins bounced back, and we are in line with margins achieved the past few quarters.

Total operating expenses for the third quarter of fiscal 2020 were $2.2 million, flat with the second quarter and up incrementally from the third quarter a year ago. I would like to, once again, mention that all the revenues have been increasing this year, most recently growing 30% in the third quarter, operating expenses have not increased. Research and development expense was up approximately $150,000 from a year ago, reflecting an increase in amount of Internally funded R&D, primarily related to obtaining FAA Certification for the King Air’s auto throttle systems.

Despite our 30% growth this quarter, selling and general and administrative expenses were down from a year ago, mainly due to lower travel expense, professional fees, and trade show expenses. Most of these reductions are result or restrictions arising from coronavirus. For the quarter, we generated operating income of $1.2 million, or slightly over 20% of revenue. Due to the continued availability of lost carry backs, we recognized minimal tax expense in the quarter. We reported quarter net income of $1.3 million, or $0.07 per share. This was the most profitable quarter in 13 quarters.

So, with the first five months of the year, both net income and earnings per share increased 137% and 140%, respectively, as compared to the first nine months of fiscal 2019. The company remains in a strong financial position and generated positive operating cash flow of $340,000 in the quarter and $567,000 year to date. Cash has been used recently to fund accounts receivable, which are correspondingly higher, due to the significant growth in revenues.

At June 30th, 2020, we had $23 million of cash on hand and no debt. We believe that the company has sufficient cash to fund operations for the foreseeable future.

Now, I'd like to turn the call over to Shahram.

Innovative Solutions and Support

Thursday, August 06, 2020, 10:00 AM Eastern

Shahram Askarpour

Thank you, Rell. Good morning everyone. Reporting on Q3, our revenues are up, profitability is at a recent high, and one of the general aviation industry's most prestigious manufacturers, Textron has contracted with us to install our proprietary Thrust Sense auto throttle as standard equipment on the production of King Air aircraft. We have achieved this progress in spite of the COVID-19 pandemic by implementing new safety policies and procedures that have kept all of our employees safe and productive, as well as protected our partners and customers.

During the month of April, in order to safeguard the health of our employees, we provided our production workers with two weeks paid time off in a scattered form, to minimize congestion in our plant. We have installed automated personnel temperature monitoring at our main facility entrance with facial recognition software, in conjunction with daily and in-between break sanitization, and weekly antiviral fogging of the entire facility to minimize risk of an outbreak.

The organization has digested these changes and in the third quarter, as Rell reviewed, margins were up significantly from the second quarter as operating conditions have normalized from these actions. In fact, we are continuing with our hiring to meet the growing demand in areas of production, sales, product support, and engineering. The contract for the Beechcraft King Air twin engine aircraft, represents our third OEM production contract joining the Boeing KC-46A and the Pilatus PC-24.

These contracts provide an underlying, ongoing stream of revenue consistent with their respective delivery schedules. The aggregate that represents the potential for future revenues that are multiple of our stated backlog, so we consider them fundamental to our business.

Textron clearly recognizes the important risk mitigation nature of our auto throttle, especially on twin-engine aircraft. And for that reason, they are making it standard equipment on their King Air. They believed the extra safety offered by Thrust Sense provides Beechcraft with an advantage in the highly competitive general aviation market.

Annual King Air production rates are higher than those of the PC-24. But in the case of King Air, also, there are already over 5,000 airplanes currently in service. Textron is also beginning to actively market our auto throttle at the service centers, so it can be offered to owners as a retrofit option. Parallel, we are also aggressively marketing our retrofit package auto throttle to government entities and our portfolio of FBOs. We have already delivered production auto throttle for Textron, which are included in the third quarter revenues. Simulators for the production of King Air aircraft are currently being upgraded with our auto throttle, and they will be training King Air pilots within a couple of months.

First, we continue to market our auto throttle to Textron and other OEMs beyond twin turboprop aircraft, as we see applicability of some of its safety enhancements to twin jets. We are in discussion with OEMs to include our Thrust Sense auto throttle in several other production aircrafts. We believe Textron's recent public announcement will attract attention of other generalization aircraft manufacturers. And as Geoff mentioned, transform process from a nice to have, to a need to have, as potentially lifesaving standard equipment on their fleet.

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Now, quickly reviewing our ongoing programs. The PC-24 program remains on track to deliver approximately 50 Pilatus aircrafts this year. As with all our long-term production contracts, we are specified for installation on all of the PC-24s Pilatus manufacturers, which is already over 100. These are generally only a quarter or two of deliveries carried in our backlog. And therefore, only a fraction of OEM delivery potentials is visible through that channel. We believe the PC-24 program represents a long-term opportunity, and now the similar contract with Textron will significantly add to that potential.

In the commercial transport market, air cargo delivery services keep buying Boeing 757 and 767 planes and converting them. As part of their conversion, we are seeing steady demand for our Flat Panel Displays. As noted, we finished up development work for the F5 air data computer this past quarter, and we will start production deliveries for the U.S. Navy Fleet retrofit this quarter. With this contract successfully completed, we are now turning our attention to foreign military, which also fly the F5 and could be a large new market for this versatile product.

Our KC-46 program is also a production contract. It continues to make a steady contribution to our top and bottom lines. New orders in the third quarter were $2.7 million and backlog was $6.5 million at quarter end. Rell mentioned that our travel and trade show expense was down this year, so we have had fewer opportunities to personally meet with our new prospects.

The FAA is on the work-from-home orders, which is added complexity we are managing. By these conditions, the FAA personnel have been very supporting of our efforts by diligently reviewing our submittals and timely issuance of certifications, such as the most recent certification for production in King Air. In the aggregate, we don't believe the pandemic will have a material impact on our business and are excited about the prospects of our portfolio of products.

Let me turn the call back to Geoff for some closing remarks.

Geoffrey Hedrick,

Thank you, Shahram. As pleased as I am with the performance for this quarter, and the past couple of quarters, we must be very diligent that we keep the pursuit up and our nose to the grindstone, as they say, to make sure that we realize the opportunities that have been presented to us. This will require a vigilance in our growing, our growth requirements of personnel, and investments in technology.

We're pleased that we performed as well as we did in the middle of the COVID-19 pandemic. Our people in our plant and the things that we did to the plant, created a work environment, which essentially had zero impact from the pandemic. I'm very proud of the people in this company that made it happen, and I'm pleased in the changing environment that they are working in. And focus remains strengthening our organization, opening those new relationships that have been provided to us with some of this technology, and further growth in our portfolio of price for performance products.

Thank you for your attention today.

Please, operator, open us up for discussions.

Innovative Solutions and Support

Thursday, August 06, 2020, 10:00 AM Eastern

Operator

We will now begin the question and answer session. To ask a question, you may press star, then one, on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two. At this time, we will pause momentarily to assemble our roster.

The first question is from the line of David Campbell with Thompson Davis & Company. Please go ahead.

David Campbell

Hi guys, congratulations on a good quarter. You actually got to my forecast revenues and your profits were better than my forecast, thanks to G&A being less than expected. Over the long-term, it seems to me that the biggest contribution will come from aircraft production that compete with the King Air. I mean, the King Air has been around for about 30 years, I think. I don't know how many new King Airs they’ll be producing. So, it seems like the biggest potential will be for competing aircraft that don't have that capability, and for retrofit of existing King Airs. Can you give us any thoughts about how the company views the marketplace?

Geoffrey Hedrick,

Well, a couple of things. First of all, there's not a hell lot of twin-engine airplanes coming out that are new. The King Air is a proven standard. As we said, the large market is not so much ongoing production, although that’s excellent business. There’s 5,000 units out there and we can offer--and these are valuable aircrafts. These aren’t single-engine piper cubs. So, they’re well maintained. And by the way, people fly them around with their families in them. And people who are interested in protecting their families and protecting the airplane will be interested in our auto throttle. And that's in part why Textron is promoting it through their retrofit centers.

I think the King Air is still a strong airplane. The new 360 is a fast airplane. People are taking many of the airplanes, the King Air’s, and putting in bigger and faster arrangements on them, as well. So, the market opportunity, in our opinion, is very large. And King Air is an ideal aircraft, because it's a high-value airplane that we provide real performance advantages and safety to the airplane itself and the flight crew, as well.

Putting it in other airplanes, single engine airplanes, we do that. We’re finding that we're looking at not just GA, but military aircraft, air transports. Not only twin-engine but multi-engine airplanes. We can do exactly the same thing in a multi-engine airplane. And that traditional approach to auto throttles is prohibitively expensive and basically makes it impossible to retrofit. Our system is capable of doing both of those.

So, we think we have a very strong advantage. And I'll remind you, our market direction was always a very strong retrofit company, because we believe that when business was bad, they stopped buying new airplanes and they fixed the old ones and when business was good, they couldn't get the new airplanes fast enough, so they had to fix the old ones. That formula worked out extremely well for us in the past. I believe that that formula will continue to work for us.

So, I'm optimistic and very pleased. And honestly, I see a relationship with Textron and their-- enthusiastic support. And by the way, very active support by Textron. And oh, by the way the FAA who acknowledged that, as they said to me, we lose almost 100 people, 100 lives a year, and what you’re doing here is going to save lives. I think that's a good endorsement.

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David Campbell

Right. Did you have any King Air retrofit revenues in the quarter?

Shahram Askarpour

We're just beginning to actively market.

Geoffrey Hedrick

Well, we didn't have an SCC until three weeks ago, so, we're doing it now. But we see it as a strong, look, this is a strong market opportunity. And in our existing PC-12, we're announcing the new generation auto throttle for the PC-12 that offers everything their new airplane does and many more, with a whole bunch of patented features that provides the operators real safety and system awareness.

David Campbell

But there was King Air revenues in the, in the quarter, right?

Geoffrey Hedrick

Yes, we've shipped 13 units, 13 ship sets of production equipment.

Shahram Askarpour

And similar things, as well.

David Campbell

And Textron’s being now more aggressively marketing the retrofit, than they were three or four months ago?

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Geoffrey Hedrick

They didn't do it all three of four months ago, for two reasons. First of all, they wanted to make sure that they announced their new airplane, which just came out two days ago with the auto throttle. And they didn't want to undermine that announcement. Secondly, we haven't finished certification of the units and delivered the production units yet. So, they were preparing, this is a big deal, preparing, they have these service centers, which are huge; each one is huge. I think the one in Tampa has about 8 hangers, enormous operation.

They have to get that staffed up and trained and start getting the equipment available before they do an announcement. They will make their announcement next day, oh well, we don't have any units to give you. So, it's starting to come up. And remember the other thing that's compounded it, is the COVID-19. They were shut down in the plant and at their service center. Nobody was bringing their airplanes in because of the epidemic, the pandemic. So, all of that had a negative effect, but we're seeing that bit clearing out and we're frankly very optimistic.

David Campbell

Yes, it sounds like you'll get some good new business in the fourth quarter, in your September quarter, if I'm reading that right. That's what sounds like to me.

Geoffrey Hedrick

Immediate retrofit opportunities, about $300 million worth of opportunities.

David Campbell

Right.

Geoffrey Hedrick

So, I mean, we had the teams out, we're hiring a guy in Wichita, opening an office in the center of the United States to promote this. And by the way, support Textron. So, we're delighted. Textron has done a hell of a good job in implementing and putting it on their airplane. They did it with a remarkable speed and support. So, we couldn’t be more delighted, as we are with the FAA, who has acknowledged that this is a very valuable thing for safety, and they want to get it implemented as quickly as possible, safely.

David Campbell

And Rell, I have one last question. Rell, what about the taxes? When will you begin to accrue taxes for your income?

Relland Winand

Alright, well we're right at the tipping point, and we have credit, unused credit. So, I would say, this year it will be something small like this year. But probably going into the next year, we’ll probably realize a lower margin tax expense. So, we do have tax credits, things like that, you can use 5% So, I would think, next year.

David Campbell

What about the fourth quarter, you expect some tax accruals in the fourth quarter?

Relland Winand

I think if it is, it will be small to this. It depends, we're right there to tipping point with our NOLs and such. So, anticipating, if we do it, it will be small.

David Campbell

Okay. Okay. Well, that's it for me. Thanks again for having—for doing such a great job.

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Geoffrey Hedrick

David, thanks again for your support. You've been great. Although I will tell you, I almost sold all my stuff from your last report and I-- Take care of yourself. Good to talk to you.

David Campbell

Thank you.

Operator

The next question is from the line of George Marema with Pareto Ventures. Please go ahead.

George Marema

Good morning, thanks for taking my call.

Geoffrey Hedrick

Good morning.

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Thursday, August 06, 2020, 10:00 AM Eastern

George Marema

I had a question regarding Textron. Are you doing, for the new production part, are you just doing the 360s or you also doing their new production of other platforms like the 200s and C9s?

Geoffrey Hedrick

Their intention is to do all of them. They're doing one at a time. You can understand when they bring this on to the production line, it's a major job. And it’s even bigger than we saw. But they're trying to get this done in a matter of months, where it's usually, the lead time is usually a year-and-half or more. So, they're going to bring up to 360, that was the important one, that's the latest and greatest airplane.

And by the way, if you look at the announcement, the first announcement is the IS&S auto throttle for the 360. And then the interior and other things came, because it's a significant improvement. It's worthwhile looking at that YouTube, as well, from the chief test pilot. I'd tell you that the intention is to put it in all the air crafts. That's what they told us, but it takes time to get that done.

George Marema

Well, for what it's worth, if you look at the company's website on their brochures, your product is already pictured on the C9s and 200 series.

Geoffrey Hedrick

Well, that's wonderful.

George Marema

So, they obviously plan to do a pretty quick if they--

Geoffrey Hendrick

I haven't--I've been in the business longer than I want to admit, but Textron has showed grit and thrived and it's incredibly refreshing and totally atypically. They've done a hell of a job. They really have. They didn’t just give us an order, but they really attacked this in a very incredibly professional and aggressive way, one that's not common in many large corporations.

George Marema

So, when you last quarter, sort of, sized up the opportunity from Textron, were you just talking about the 300 series, or there were total platforms of C9s and 200s and everything?

Geoffrey Hedrick

Frankly, we looked, the largest opportunity, I think even Textron acknowledges it as well, is this huge installed base of aircraft and the retrofit opportunities for those air crafts. I may remind you that the company was built on retrofits. We did $150 million on the KC-135 program. We did, we did RVSM for over 60% of the world market. Those were all retrofits. One of the wonderful thing about retrofit, it's the volume terms and grows, and you don't have the slow staging.

So, anyway, we looked at it now and as a joint effort with Textron, and Textron is aggressively marketing it as an install in their existing fleets.

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George Marema

Right. On the OEM new production though, were you sort of factoring in their other platforms yet, when you started talking about it last quarter or were you just talking about 360s?

Geoffrey Hedrick

No, we didn't factor them at all.

George Marema

And then on the retrofit market for the next year with Textron, do you have any feeling on the cadence of that?

Geoffrey Hedrick

We’re hoping it’s going to be an abrupt supply, but it's always a surprise in the retrofit market. But we see it in a strong way. We're talking to the military on a variety of multi-engine airplanes. And they see some acute safety issues that they have, that can only be addressed with our auto throttle. We're delighted we found that. I mean, we're talking about safety issues that destroy the airplane, that kill the crews.

George Marema

Are you in more advanced stages of talks with other OEMs and military at this point or is it sort of first inning or level?

Geoffrey Hedrick

Well, I prefer not to comment as they say, but you can presume if that's realistic. The markets there and we have a number of demonstrations that have been very successful.

George Marema

Okay. That's great to hear. And then I noticed on your website, you're doing some pretty aggressive hiring it looks like. And your new orders have been a little bit lumpy, I'm assuming this previous quarter was lumpy due to coronavirus, but have the orders picked up with all this hiring?

Geoffrey Hedrick

We haven't done a lot of hiring. We've done a lot of advertising for people. And we always do that, because you usually pick one out of 20 or 30 people, so you got to bring a lot of them in. So, we start an ad campaign for hiring, often 6 to 12 months in advance of the specific need. You got to do it, it takes time to go through the process and to get people that are good fit for the company.

George Marema

Okay. Okay.

Geoffrey Hedrick

And we don't hire people that we don't need, because I find it personally insulting seeing them reading their screenings and not working. So, we'll all take a real interest in and focus on--and they're doing a great job. The team is doing a really good job, especially some of our young new engineers. They've got piss and vinegar. They're good people.

George Marema

So, it sounds like you believe that after it ramps up, the Textron retrofit kind of annual business could be more than the OEM business for new production?

Geoffrey Hedrick

Oh yes and I think Textron believes that too.

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George Marema

Yes. Okay.

Geoffrey Hedrick

New production is you don’t double new production in a hurry. You're going to run with new production at roughly the rates, the historical rates. Some variations, up 20% or 30%, but not 200% or 300%. When you have a market, potential market, of 5,000 of just one kind of aircraft-- And by the way, they're all, they are operating. Their aircrafts are operating and there are significant investments. So, it's not like the lower end of the market where the retrofit cost is a measurable, comparable portion of the cost of the airplane itself. These are, traditionally, far more expensive airplanes.

George Marema

And then my last question, then I'll leave the floor here. In terms of production numbers, the King Air 360 versus 200s and C9s, are there C9s and 200s vastly lower production numbers or somewhat similar, do you have any idea?

Geoffrey Hedrick

Well, the 360 just got released, so we'll see how--

George Marema

Well, they’re old 350s or 300 series?

Geoffrey Hedrick

That's the 350s and the 200s. The 350s and 200s, we think are going up. What we're finding is that military is using them a lot.

George Marema

Oh, okay.

Geoffrey Hedrick

They use them both for reconnaissance and they use them for transports.

George Marema

Okay. I imagined for military, since you have a very unique product, it would be a sole source contract or to be bid.

Geoffrey Hedrick

What was that?

George Marema

I imagine on a military contract, because your products unique, it would be a sole source contract.

Geoffrey Hedrick

No, we don’t have a sole source, but its unique enough that it's going to be covered by about 6 patents. And we tend to enforce it. And our batting average of enforcing our patents is, we bat 1,000.

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George Marema

Yes, okay. Very exciting Geoff. Thank you.

Geoffrey Hedrick

Thank you.

Operator

The next question is from the line of Joseph Lisa with Retail. Please go ahead.

Joseph Lisa

Good morning. Congratulations on great quarter and you sound very, very excited and I am very excited for you for the future. I would like to know if you can help me out a little bit, quantitatively, on what kind of sales ramp you would expect for this quarter and for next fiscal year? And what the, what your internal projections might be for quarterly sales going forward? Thank you.

Geoffrey Hedrick

We obviously make a habit of not predicting that because every time we do it, we either end up with a coronavirus or as in, Boeing, about 200 airplanes that are sitting on the ground. So, because, good portion of our business is retrofit, on both military and commercial and general aviation. We don't ever predict the next quarter, other than I can tell you, that internal estimates, we don't want it to go down if we can at all. So, we try to keep going up and that's the only way we keep our shareholders happy. So, we're mindful of that.

Our long-term estimates are in that end. If you take a look at the fact that we have not sold one retrofit system yet and the market opportunity is $250 to $300 million. I would say, in between those two, 0 and 300 is a big number and I'm sure that if we do our job, we will realize our fair share of it.

Joseph Lisa

Well, you did mention that you expect the future sales to be multiples of your current backlog and perhaps you could give me some color on what that means?

Geoffrey Hedrick

Well, you know what our current backlog is, we can tell you that. Our market opportunity, I can only tell you what we believe our market opportunity is and you have to rely on our judgment, or somebody else's judgment, on whether it is valid. The fact is that, we think we have a unique product that does not exist, as there is no competitor out there now, and we're very pleased with it and we want to exploit opportunities in other areas.

As it’s gotten acceptance by one of the largest OEMs in the world, from general aviation, we expect that retrofit market is going to be achievable. I'll tell you what; if you get a better perspective probably in one to two quarters, sometime early next year, we should have an idea of how we're doing penetrating the retrofit market.

Joseph Lisa

Okay, great.

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Geoffrey Hedrick

In the meantime, I intend to stay profitable and tape the business together. Which is what I've tried to do since I founded the company.

Joseph Lisa

Okay great, thank you very much and good luck.

Geoffrey Hedrick

Thanks for your interest.

Operator

The next question comes from line of Rick Teller, who is a private investor. Please go ahead.

Rick Teller

Yes, good morning. I have a couple of, I guess, accounting questions. Relates to the fact that, I think last quarter, new orders were listed as I forget, what $7 or $8 million and they are pretty high. This, the third quarter, they were listed as $2.7 million which was quite a drop. But I know you say, and this is a standard language in I think all your releases, that backlog excludes potential future sole-source production orders, and then you name some of them and you've added Textron King Air to that.

So, does that mean that some of the new orders in your second fiscal quarter, the March quarter, included orders for the King Air 360, and the $2.7 million, therefore, they’ll no longer be counted in new orders or in backlog, is that correct?

Relland Winand

That is correct. We received those orders in the second quarter, and we did not receive in the third quarter any new orders, but it comes and goes. That's the point of, it's intermittent. It's not like you get to a 2-year run rate kind of order, it doesn't work that way. As Shahram was talking about, you get two quarters in advance maybe or so, it all depends, up to them.

Rick Teller

Right, okay. And then also, I'm curious how the accounting will be handled on the retrofit business, because I could see, if let's say now Textron is training all their service centers. Hey, we're going to bring in a lot of customers who might want a retrofit for this. So, if they get a customer, says I’d like this retrofitted on my older King Air, will the service centers have already ordered product from us or do they wait until they have a customer who says they want it, and then they order from us?

Shahram Askarpour

So far, we haven't delivered to them anything for the retro, but we anticipate that we would do that.

Geoffrey Hedrick

As indicated, that's exactly what they have to do. And they tell us if they’re going to have to stock it. But we've delivered, as we said, I mean a number of units for the production. We're going to have to obviously deliver more when they expanded beyond the 360 and put it in the 200 or 250. So, did I understand you have a King Air?

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Thursday, August 06, 2020, 10:00 AM Eastern

Rick Teller

I'm sorry, you said what?

Geoffrey Hedrick

Well, you mentioned, you said you said my King Air.

Rick Teller

No, no, no, I don't have a King Air. Are you kidding?

Geoffrey Hedrick

I understand, I understand. And in anyway, they will start. It takes a fair amount of time to get up and going, if you can imagine that. So, I would say it's going to be several months before they start stocking the retrofit aligns. People that come in and say I'm bringing my airplane and in, I would like to put the auto throttle in, they will probably try to get us to do a quick delivery or take their production hardware and we will support that.

Rick Teller

Okay, but what I'm getting at is somewhere, let's just say it's a year from now and they've got some level of steady retrofit business. Would these service centers be keeping some inventory on hand at that point?

Geoffrey Hedrick

I'm sure they would. I’m sure they would. I did sort of a simple estimate and they have 10 service centers in the United States, and it takes probably, to install one of these, about a week or less to install an auto throttle. And the service centers probably have, they have, each service center has hundreds of people. But at any rate, if they did one a month, you would do 120 retrofits a year, and that's only at one a month.

Rick Teller

Right, okay. So, presumably, they would have some inventory. Yes. And would, from an accounting point of view, does that get counted in our sales when we ship it to the service center, or is it only when they install it?

Geoffrey Hedrick

No, no, it’s when we ship it to them. And if they move it to the service center, that's their issue, but we show the revenues as soon as we ship it out the door.

Rick Teller

Ah, okay, good. I was just trying to figure out how that was going to be handled. And then a question that has nothing to do with accounting. I'm just curious where we are, if at all, in trying to get the aircraft insurance companies to reflect the safety benefits of the auto throttle in the insurance premiums that they charge King Air owners? Because I understand that's a pretty hefty sum and even a fairly small discount on insurance would go a big way to paying for the auto throttle.

Geoffrey Hedrick

Yes. Yes. Yes, and just like in the fire insurance in your house, you put in fire alarms or an alarm system. It may not be an overwhelming saving, but you recognize you want to do it now because over a 10-year period, you’ve paid for the damn thing. So, you're absolutely right, and happily, Rell has contacted the insurance company and the underwriters and we're having a meeting with them within--well, I have been asking them. My question is, you might--yes, for the last couple of weeks. So, I assure you that, that he understands the program.

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Thursday, August 06, 2020, 10:00 AM Eastern

Rick Teller

Great. Great. Terrific. Okay. Well, thank you so much.

Geoffrey Hedrick

Thank you for your interest.

Operator

The next question is from the line of Michael Friedrich, who is also a private investor. Please go ahead.

Michael Friedrich

Morning, everyone. I had a question on, sort of follow-up question to an earlier question in the call. I think, just going back the last quarter's notes. I think, Geoff, you had mentioned you thought that that as early of next year that the OEM revenue may be as much as, I think it was the prior year, prior year of sales. So, with just like ball parking it, that's somewhere in the $15 million to $18 million range. When you were saying that, Geoff, I just want to make sure I understand what you were saying, you were only talking about the existing three OEM deals, not any additional OEM business you might be getting from Textron, once the other King Air productions are approved. Is that correct?

Geoffrey Hedrick

So, two things. First of all, I'm not sure, I would like to believe that our OEM demand would be $15 million. I think we have, if we look at the two, it could be double-digits. It could be $10-$12 million next year for sure. We think it’s going to be the larger influx of business is going to be in the retrofit. We look at the production aircraft as good steady business. We wouldn’t expect it, if we do the entire tenure production line and the pandemic sort of lightens up and we get people back moving our aircraft. Although, among other things, I think I'm optimistic that people will be flying their airplanes more often, because it's a lot more comfortable being in your own airplane and not worrying about who's sitting next to you. So, there's going to be a desire to fly private aircraft, like the King Air, by the way. Anyway, if they do do that, if we get the full level of production, it could be upwards to a 100 ship sets a year and OEM. And if you're talking about retrofit, maybe that's double.

Michael Friedrich

Okay. Okay.

Geoffrey Hedrick

Remember, this is very early in the game. We just, certainly, we've just released it on our first production aircraft, and we've got some work to do to get it on the other aircraft. The equipment is ready to go on it, but they still have to feed their production line. So, it takes up-- there’s multiple months of delay in there.

Michael Friedrich

Okay, Okay. And just over to the PC-24 production. I know we're up to 50 ship sets a year. I think longer term, if you took a look at their total goals for that plane, that number should keep going up. Do you have any idea what the maximum, I think if you did the numbers, it could be as many at some point, as, like, 100 a year? Is that what you guys are seeing as well or is that number too high?

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Geoffrey Hedrick

No, that's possible. It's a remarkable airplane. It could go up to that level. Remember it's a replacement for some turboprops. It's significantly more expensive, but it's a very high performer. They built that entire huge expansion to their facility. They virtually doubled the size of their facility, manufacturing facility in Stans, Switzerland. We've been there, obviously, a number of times. And it's a brand new high-volume facility.

But they are cautious. The company is sensibly cautious and moving smoothly and slowly. They don't want hiccups. They don't want to jump too quickly, and they are doing it deliberately and doing a hell of a good job. Remember, they did 40 and then now 50, and I would expect them to go, creep up towards the 100. It's a great airplane.

Michael Friedrich

Yes, it sure is. It sure is.

Geoffrey Hedrick,

And by the way, the King Air is a great airplane too. We got one, we love it. I love it, anyway.

Michael Friedrich

Yes, Geoff, on the multi-prop engines, I know right now you have really no competition on that, but I'm sure you follow with the idea that like Pilatus has developed their own auto throttle for their new production piece as well?

Geoffrey Hedrick

It's not an auto throttle. Let’s be clear, it's not an auto throttle. We have an alternative, and by the way, they didn't develop it. Pratt & Whitney supplies it with two settings, that's cruise and climb. Our auto throttle does a great deal more. And oh, by the way we're announcing a series of patents of stuff that never existed before, focused toward that. And oh, by the way that auto throttle, as you would refer to it, is not retrofittable into the 700 airplanes.

Michael Friedrich

Beautiful, beautiful. I like how you--

Geoffrey Hedrick

You teach to pilot how to do it.

Michael Friedrich

I was going to say; I like how you pounced on me there. I like the confidence. So, that’s great.

Geoffrey Hedrick

I mean, look, wonderful company. And oh, by the way, I bought a Pilatus airplane three weeks before I took the company public. So, nobody like you would say you've gotten rich and you bought an airplane. But this has been an incredibly good airplane and we are very fortunate to have them as a customer. It's a great deal--

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Michael Friedrich

Yes, yes. Okay, one more thing and then I'll let you go. So, I think you guys posted an article about how all of the CRT instrumentation is being discontinued on the 737s and 67s. Can you give me an idea of the remaining opportunity and I know this is more of a worldwide question in the Flat Panel Display area and the cockpit renovation area that you guys are in, are you still working with Lufthansa on that?

Shahram Askarpour

No, we're not, we're not working with Lufthansa much, now.

Michael Friedrich

Okay.

Shahram Askarpour

What we are doing is, we are finding it more direct sales to the carriers. It's become more successful for us. There is remaining, about 1,000 5767s that still remain that need to be retrofitted. Obviously, there is a huge number of 737s, and our system is applicable to. And we are seeing, constantly, we are delivering every quarter. We’re delivering equipment for those platforms.

Geoffrey Hedrick

By the way, any competition we have is significantly more expensive and as the value of the airplane declines, which it does with age, people don't want to spend a lot of money on an old airplane. And we offer two huge advantages. Our retrofit system, besides having an incredible record of reliability and performance, also can be installed in a matter of less than a week, four or five days. The competitor takes a month. It costs somewhere between $50,000 and $75,000 a day to put a transport aircraft on the ground. So, it gives you a compelling reason why we should, we actually should, improve our competitive position as that fleet ages.

Michael Friedrich

Great. Great. All right, guys. Well, a lot of irons in the fire. Hopefully, you’ll keep adding more and congratulations.

Geoffrey Hedrick

Thank you very much. We got our work cut out for us.

Michael Friedrich

Take care.

Operator

The next question is from the line of Craig Rose with Axiom. Please go ahead.

Craig Rose

Hello guys, thanks for all the color today. Understanding that the biggest market for you right now is the retrofit of the King Air, Shahram mentioned other opportunities. Could you name the next highest valued target for retrofit? And he also specifically said twin-engine jets, does that mean Textron has an exclusive on this application for turboprops?

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Geoffrey Hedrick

No, they don't have an exclusive for turboprops. And we're finding that we can take--we do the Eclipse and generated auto throttle on the Eclipse almost 5 years ago. And by the way, now selling software upgrades to that equipment for Eclipse. So, we know how to do a turboprop, a turbofan engine. And we have had people that have contacted us and expressed an interest in putting them both in their production and potentially retrofit, but primarily production.

So, we see a market in that area. We'd rather not identify it, as you could sort of expect. But we also see it in other multi-engine aircrafts and traditionally turboprops. There are tens of thousands of them, in operation right now, that would benefit enormously from our auto throttle. As an example, we were able to do something and have patents pending on it now for our lawyer mode where we actually measure the efficiency of the airplane in real-time and adjust the speed of the airplane to maximize its endurance. So, we're the only people that have ever done that and it works. So, people that do reconnaissance and surveillance are very interested in this system

Craig Rose

Okay. An additional question or two. You mentioned the military. I assume the military is one of the largest fleet operators, when you add up all the branches in military, of the King Air. And so, you've gone--

Geoffrey Hedrick

Yes, I honestly don't know how big it is, but I know it's in hundreds of them. There are various versions of them. And everybody has a King Air somewhere. And we've already talked to people like the DEA and those kinds of people and we're progressing with opportunities there.

So, they're very interested in, as an example, DEA flies around loitering, looking for bad guys. Well, this thing takes care of that and keeps crew safe. So, it really pays off. So, yes, it's there. I would prefer not to identify their specifics. I would really, but I'm optimistic that we're going to get a significant amount of military business. And oh, by the way, they pay really quick.

Craig Rose

That's great. So, I’ll just stress the insurance industry awareness, as I think your previous questioner Rick, mentioned is probably really, really important. The LifeGuard name I think is great and so I'd just like to compliment you on that. The new air cargo company that everyone has heard of now, Amazon. What does that mean to you guys and what has it meant with your relationship with FedEx?

Geoffrey Hedrick

Well, just so you know, Amazon is operating a fleet by leasing it from two big operators. And we supply, 40 of those aircrafts, are operated with our equipment. So, Amazon is operating it themselves. Where they go with that, and there is a lot of rumors on what's going on, but we would expect it to be around for the operation. Because as I said, the downtime is fractional, it’s a small downtime.

We actually were able to modify an airplane in 24 hours once. That's never been done, ever in the history of the industry. So, we have that as an advantage and its actual costs. And the performance is proven. We’ve got reliability numbers that are outstanding. There are hundreds of thousands of hours of reliability. So, we expect and hope that we'll get that, we're going to be diligent to try to bring it in. But that would be a strong opportunity. Just to give you a little background, I can remember when I delivered equipment to FedEx when they had seven airplanes. They have 700 now. I remember how it grew.

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Craig Rose

Great. That's all guys. Thank you.

Geoffrey Hedrick

Thanks, Craig. Good talking to you.

Operator

The next question is from the line of Marcel Herbst with Herbst Capital. Please go ahead.

Marcel Herbst

Good morning and thanks for taking my question. Congratulations on a strong quarter and all the progress you're making on the auto throttle. I wanted to follow up on the orders which has slowed down a bit for obvious reasons. How were your orders trending throughout the quarter and into July? Do you see a pick up at all?

Geoffrey Hedrick

Well, as you can imagine, it's lumpy. If we get an order, it is a big bump. Right now, it's about what we expected, but we're diligent. Clearly, we are optimistic that we have the right product and there is a right market. And I'm committed to making sure that we continue to make a profit. So, whatever that takes, that's what we try to do all the time.

Marcel Herbst

Right. And I'm also trying to kind of get a sense of how many King Airs 360s might be produced every year? I mean if I predict it at 50 planes a year, would that be too aggressive or too timid an estimate?

Geoffrey Hedrick

Well, the 360 is for upgrading, obviously, a large part of the fleet. I don't know, but I would guess initially 10 and then 20 and then 30 kind of thing. The 300 is about 50% of their production right now. Ultimately, I would expect the 360 to take over what is now the 300 series production.

Marcel Herbst

I see. Do you know how many…

Geoffrey Hedrick

Remember, we're not focused on only to 360. They've already made a commitment to do it on all the other airplanes. That's why they're doing the retrofit. But they are doing one airplane at a time. It's a monumental task to get it through the system. So, once they got the 360 done, which was a critical one, the other one’s should be easier, and they should follow in line.

Marcel Herbst

Right. If you look at those models that they are committing to, eventually to integrating you, how many airplanes do they produce a year?

Geoffrey Hedrick

It varies. I'm saying that they have already talked about retrofitting the C90, so they are going to put it on the 90, on the 250, and the 200. So, I mean ultimately, it's whatever their total production is. Their thought is to figure their committed position is, that they are going to put this auto throttle on 100% of the King Airs. So, how quickly that happens, I don't know.

Marcel Herbst

Right, right. So, if you look back at ‘17, ’18, or ‘19 how many King Air's do they produce in a typical year?

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Shahram Askarpour

Roughly, about 100.

Geoffrey Hedrick

It depends on the economy. So, we said it's a retrofit, it is probably going to be a lot more.

Marcel Herbst

Right, right. Okay, perfect. Well, thanks so much for taking my question.

Geoffrey Hedrick

King Air is a great airplane. We expect military programs, but frankly we're teaming with Textron as we speak on a proposal to the military.

Marcel Herbst

That's good to hear.

Geoffrey Hedrick

So, it's moving along very quickly. And this is visibility of their top very top management and is very responsive, very response.

Marcel Herbst

Alright. Thank you.

Geoffrey Hedrick

Thank you.

Operator

The next questioner is Derek Bubble with Abbott Downing. Please go ahead.

Derek Bubble

Hi gentlemen, congratulations on an amazing quarter and just a really exciting market opportunity looking forward. Long time listener, first time caller here. So, thanks for taking my questions.

Geoffrey Hedrick

Thanks for hanging in there as long as you did.

Derek Bubble

My pleasure. So, you talked about $300 million worth of immediate retrofit opportunities for the King Air, have you looked--pardon?

Geoffrey Hedrick

--potential market. Yes.

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Derek Bubble

Got you. So, have you looked at the total addressable market, because you mentioned a lot of other markets including the military markets. Have you looked at the total addressable market is and any numbers around that?

Geoffrey Hedrick

Yes. I'm always reluctant to do that and I'll tell you why. I would be delighted if I could get a substantial portion of the King Air market. We almost choke on it. So, we are aware that the other market is probably four, five, even six times the size. But whether or not we penetrate it and go after it and whether the people want to keep the airplanes, all kinds of ifs. So, to be prudent in our judgment, we restrict our estimates, if you can appreciate that.

Derek Bubble

Yes, definitely appreciate that. Under promising and over-delivering.

Geoffrey Hedrick

And to some degree it's opportunistic. If somebody comes on and says, gee, I’ve got an airplane, there’s 300 of them out there that need this, and we would need that this and we need that setting up, we may look at applying our auto throttle system to it. It's reasonably scalable and point adaptable. We've been very lucky with it; it's been very good.

Derek Bubble

Yes, absolutely. Impressive and exciting. What a great spot to be in, from a strategic standpoint. I'm curious, have you, given the size and the market opportunity, have you thought about partnering up with a strategic partner to make sure that you can meet this huge potential unmet need?

Geoffrey Hedrick

Honestly, we take a look at teaming with Textron, and potentially another OEM, as another airplane is probably the best way to do it, rather than another manufacturer. The other manufacturers, I mean, I don't see that. Other than if they want to sell a cockpit system and need an auto throttle, then they’d come to us for the auto throttle. But I think teaming with Textron is formidable. It’s really, to be blunt with you, it's just, it's just high as I could've had my expectation. I'm delighted that they are working as and as they are, so it's terrific. I'll be happy to just support them for the near future.

Derek Bubble

Excellent, excellent. And then on the last call, you talked a little bit about how you are seeing a shift from first class and business class commercial over to private aviation. I'm curious, have you still been seeing that trend through year-to-date and are there any numbers that you could put around that?

Geoffrey Hedrick

Oh, yeah. Take a look at a company called Wheels Up. They operate King Air’s. They got 100 airplanes now all over the country. Hundreds. That’s a lot. And PlaneSense has PC-12 and they're buying them like they are going out of style. So, more and more people are looking at them and say, look if I have to spend $7,000 to go round trip to trip to freaking California, I don't need to have to run, spend two-and-half hours going through an airline terminal, if I could go over and the airplane will wait for me and I'll get on and relax in the airplane.

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So, increasingly, there is there is a reason to believe that it's a reasonable solution. I have some friends that were in Palm Beach three months ago. They had to come up and then they were anxious about getting on a commercial airplane with the core of the pandemic. And they got eight people, all from the same condominium complex, and also lived in the Philadelphia area, to pull together in a matter of two or three days and they chartered an eight-passenger turbofan jet to take them up. And it ended up costing them roughly the same as a first-class ticket, but a hell of a lot more convenient.

Derek Bubble

That's great color and really appreciate it. So, I work for a large institutional firm. And the purpose of this call, I’m a private investor, because the opportunity is just too small from what we would have as a minimum investment from an institutional standpoint. But from an institutional standpoint what I would recommend is that you get some sell side coverage, maybe get an Investor Relations campaign going, get your calls out on FactSet. Maybe, do some additional conference calls, so you can get some more traction in the institutional market.

And then last but not least, if you can get an active options tree, calls and puts on your stock, that would drive some more additional volume. And then give current investors some additional liquidity. And then that would probably, all those three things together, would probably drive a significant increase in your share price and be good for shareholders and for yourselves. Sorry, not a lecture, but just wanted to give you some suggestions in a public forum

Geoffrey Hedrick

I appreciate the advice. We are, at least I am reluctant to oversell the company. We've had some wonderful times. We've actually had times where we generated an 18% net after tax-- Sorry, 30% net after-tax profit. So, that was wonderful, but also is vulnerable if you can't keep supporting behind it.

So, I'm a bit more conservative in my estimates. When I've got a well-established retrofit business, then I'll be talking to the street again. We’ve had some pretty good luck as you probably know over the past years. But practically there, you don't want to oversell the business, you don't want to promise things that you can't deliver and I'm trying to be a little circumspect.

Derek Bubble

Fair enough. Well, you've done a fantastic job running the company, Geoff, and fantastic job with this product. I have a friend who is a commercial airline pilot, he's incredibly excited about auto throttle. He thinks it's one of the greatest developments in the history of aviation, so wonderful job, really excited to be on board here and thanks for everything you've done here.

Geoffrey Hedrick

Thanks for your kind words. And I promise, we'll try to build the business, but I actually really want to deliver on my promises and it's a challenge. I had a director who is head of all engineering for Boeing, and he said his boss told him, integrity was doing what you said you would do, when you said you would do it. I think about that every day.

Derek Bubble

We need more people like you in our society, Geoff.

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Geoffrey Hedrick

Not sure of that. That's nice of you to say, you have a good day.

Derek Bubble

Thanks, you too.

Geoffrey Hedrick

We've got, Craig Rose is back.

Operator

We have one further question from the line of Craig Rose of Axiom. Please go ahead.

Craig Rose

One follow-up question. You mentioned Wheels Up and the size of their fleet. What are the odds that you could get the FAA to mandate this safety feature on all charter aircrafts, similar to what they did in the '70s with terrain awareness on planes and did not do with helicopters? And we have recently seen what can happen there. So, what are the odds of that?

Geoffrey Hedrick

Well, I think we’ve got to prove this, and I think it's notable. We're very proud of Textron's selection of us. Trust me. I was there when we did the first presentation. It was a difficult implementation. It was a unique situation where we had developed a product and they're not used to that. They are used to having people develop a product for them. We developed it for ourselves. They were extremely supportive and that gives me confidence that there is a strong safety market. And I think the FAA knows it, for sure. And if the NTSB warrants to have acknowledge it, I think it could be-- look, it's very straightforward.

I assume Texas guy, if you get an airplane, if you have a pilot and allow the airplane to slow with an engine out, it's catastrophic. And sadly, it's a terrible situation and I guess that's true with any airplane, but especially this. We mitigate that. We do it with, there is something that's never been done before. And I assume that people--and by the way, there’s a whole bunch of other things it does besides VMCA protection, under sweep protection, all kinds of things.

So, I'm hoping that the NTSB notices it. And if they do, they can put pressure on the appropriate authorities. I don’t think there’s any reluctance to implement this. I can tell you that the FAA has been as supportive in the certification of this equipment, and it has taken by the way, almost six years. I've never heard or seen in my career. I mean, they've done extremely thorough, but did not drag their feet. They did an admirable job. So, I think it's a possibility. I think there's a good possibility if that can happen, but we've got to pay our dues and get it in their place and show them that it's a good reliable--it only has to save one person's life and that will make all the difference.

Craig Rose

Great, thank you.

Geoffrey Hedrick

Good talking to you. Take care. It appears to be the end of the discussion. We appreciate your interest in joining us today. We're signing off. Have a good day. Good luck. Stay well.

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Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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Thursday, August 06, 2020, 10:00 AM Eastern